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                                                                   Exhibit 10.13

                                                                  EXECUTION COPY



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                            ASSET PURCHASE AGREEMENT

                                      among

                         ANDREA ELECTRONICS CORPORATION

                                       and

                               ANDREA SYSTEMS, LLC

                               Dated April 1, 2003


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is entered into this April 1, 2003 (this "Agreement"), between ANDREA SYSTEMS, LLC, a New York limited liability company ("Purchaser"), and ANDREA ELECTRONICS CORPORATION, a New York corporation ("Seller").

                               W I T N E S S E T H

     WHEREAS, Seller is engaged in, among other things, the business of designing, manufacturing, marketing and distributing aircraft communication systems and related components for use in, or in connection with, avionics applications, including, without limitation, intercoms, amplifiers, electronic control boxes and panels, wiring harnesses, speakers and vox systems (collectively, the "Business"); and

     WHEREAS, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and properties of the Business, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in Section 7.14 hereof):

                                   ARTICLE 1.
                           SALE AND PURCHASE OF ASSETS

     1.1 Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in Section 1.3, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase from Seller, all right, title and interest of Seller in and to all of the assets and properties of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether contingent or otherwise, whether now existing or hereinafter acquired, wheresoever located, and whether or not reflected on Seller's books, relating to or used or held for use in connection with the Business, excluding only the Excluded Assets, as the same may exist as of the Closing Date (collectively, the "Assets"). Notwithstanding anything to the contrary, the Seller's noise reduction technologies, which are the subject of the License, are not relating to or used or held for use in connection with the Business and are not included in the definition of the term Assets. The term Assets shall include, without limitation:

     (a) All machinery and equipment, tooling, molds, tools, and other tangible assets and properties relating to or used or held for use in connection with the Business, including, without limitation, the machinery, equipment and other items of personal property listed on Schedule 2.1.3;

     (b) All inventories of raw materials, supplies, work-in-process, finished products, goods, spare parts, replacement and component parts, office and other supplies and

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     packaging materials and similar items, wherever located, relating to or used or held for use in connection with the Business;

     (c)  All Acquired Intellectual Property;

     (d) Subject to Section 1.8, all contracts, arrangements, licenses, leases and other agreements relating to or used or held for use in connection with the Business;

     (e) To the extent transfer is permitted by applicable Law, all licenses, permits or orders issued by any Governmental Authority with respect to the conduct of the Business;

     (f) All credits, prepaid rentals and other prepaid expenses, deferred charges, advance payments, security deposits and prepaid items relating to the Assets or the operations of the Business;

     (g) All contracts of insurance relating to the Business, to the extent permissible by the insurer, and all of the Seller's rights, claims and interest in any insurance, insurance claims, escrows, reserves or rights to indemnity with respect to any of the Assets and the Assumed Liabilities;

     (h)  All real or personal tax refunds or credits related to the Assets;

     (i)  All accounts receivable attributable to the Business;

     (j) All choses in action, claims and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the Business or the ownership, use, function or value of any of the Assets or the Assumed Liabilities; and

     (k) All books, records, files, invoices, data bases, computer programs, manuals and other materials (in any form or medium) relating to the operation of the Business, including, without limitation, product specifications, bills of materials, certifications, drawings, distribution lists, sales and promotional materials, research and development records, accounting records, sales order files, and supplier lists.

     1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the "Excluded Assets"):

     (a) The Melville Facility, together with the buildings, fixtures and improvements associated therewith, or the Melville Lease;

     (b) The Plans and the assets related thereto and any records relating thereto;

     (c) All personnel records of Seller's employees and other records that Seller is required by applicable Law to retain in its possession, except to the extent permissible by law, Seller shall provide Purchaser with copies of such records;

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     (d)  Any of Seller's claims for any tax refunds or credits, other than real or personal property tax refunds or credits related to the Assets;

     (e) All cash and cash equivalents attributable to the operations of the Business prior to the Closing Date; and

     (f)  Seller's rights and interests under this Agreement.

     1.3 Closing. Subject to the satisfaction or waiver of all respective conditions to each party's obligations to close, the purchase and sale of the Assets and the assumption of the liabilities contemplated hereby (the "Closing") shall be consummated at the offices of Andrea Electronics Corporation in Melville, New York at 10:00 a.m., on April 15, 2003, or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date").

Purchaser and Seller agree that, subject to the Closing and as of the open of business on April 1, 2003, the Business shall have been run for the account of Purchaser and, accordingly, all items of income and expense on and after such date shall be for the account of Purchaser. Consistent with the running of the Business for the account of the Purchaser, and in anticipation of the transfer of any and all contracts as provided in this Agreement and listed on Schedule 1.5, including those with any Governmental Authority, until such time as Seller is able to transfer such contracts, Seller hereby assigns to the Purchaser, to the greatest extent permitted by such contracts, all rights and obligations related to the performance of, and benefits derived from, such contracts. The inability of Seller to transfer the rights and obligations to such contracts shall be subject to the indemnification provisions of Section 6.1.

     1.4 Purchase Price. The purchase price (the "Purchase Price") to be paid to Seller for the sale, transfer and conveyance of the Assets shall be:

     (i) Three million two hundred fifty thousand dollars ($3,250,000) (the "Estimated Purchase Price"), subject to adjustment as provided below, payable as follows:

          (A) One million dollars ($1,000,000) in cash (the "Deposit") shall be paid upon the execution of this Agreement by the Purchaser (which Deposit shall be held in escrow pursuant to the terms and conditions of the escrow agreement dated the date hereof between Purchaser and Seller);

          (B) One million five hundred thousand dollars ($1,500,000) in cash shall be paid at the Closing; and

          (C) At the Closing, Purchaser shall deliver to Seller its non-interest bearing promissory note in the principal amount of seven hundred fifty thousand dollars ($750,000), subject to adjustment as provided in Section 1.7 (the "Note"), which Note shall be in customary form and substance, and shall be payable ratably in eleven (11) installments beginning on the fifteenth (15/th/) day of the month following the Closing Date and continuing on the

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               fifteenth (15/th/) day of each successive month until and
               including February 15, 2004, with the final payment due and payable on February 28, 2004; and

     (ii)  the assumption of the Assumed Liabilities.

Notwithstanding anything stated elsewhere in this Agreement, the Deposit shall be refundable in the event and only in the event that the Closing is not consummated primarily by reason of the fault of Seller.

     1.5   Assumption of Liabilities.

     (a) On the Closing Date, Purchaser shall deliver to Seller the Bill of Sale, Assignment and Assumption Agreement, in customary form and substance (the "Bill of Sale, Assignment and Assumption Agreement"), pursuant to which Purchaser shall assume and agree to discharge all of the following obligations with respect to the Business in accordance with their respective terms, but only to the extent that such obligations do not constitute Excluded Liabilities:

     (i) any and all liabilities, obligations and commitments arising out of the Material Agreements, excluding, however, (A) any obligation or liability for breach thereof occurring prior to the Closing Date and (B) the Melville Lease;

     (ii)  trade accounts payables reflected on the Closing Balance Sheet; and

     (iii) all obligations and liabilities accruing, arising out of, or relating to acts or omissions of Purchaser, including the operation of the Business and use of the Assets from and after the Closing Date.

All of the foregoing to be assumed by Purchaser hereunder (excepting any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

     (b) Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of the operations of the Business or the ownership of the Assets other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

     (i)   Any liabilities or obligations relating to the Excluded Assets;

     (ii) Any and all liabilities and obligations under any recalls mandated by any Governmental Authority on or after the Closing Date with respect to Aircraft Communications Products sold by Seller prior to and including the Closing Date;

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     (iii)  Any and all liabilities and obligations arising from or in connection with warranty claims and product liability claims relating to Aircraft Communications Products manufactured and sold by Seller prior to and including the Closing Date;

     (iv) Any liabilities or obligations relating to any environmental damages, whether or not disclosed in any schedule to this Agreement or otherwise known to Purchaser, arising out of events occurring prior to and including the Closing Date;

     (v) Any and all taxes (whether pursuant to existing Laws or Laws subsequently enacted by any Governmental Authority) that arise from: (A) the business and operations of the Business prior to and including the Closing Date; (B) the ownership of the Assets prior to and including the Closing Date; or (C) any taxes of Seller arising from the consummation of the transaction contemplated herein;

     (vi) Any liability of Seller for the unpaid taxes of any Person under Reg. 1.1502-6 of the Code (or any other similar provision of state, local or foreign Law) as a transferee or successor, by contract, or otherwise;

     (vii) Any liabilities or obligations of Seller relating to employees of the Business, arising prior to the Closing Date, except where such liability or obligation is the result of Purchaser's gross negiligence or intentional torts committed by the Purchaser or by Purchaser's employees or representatives;

     (viii) All liabilities or obligations of Seller relating to any claims by employees of the Business, whether pending as of Closing or arising after Closing, due to acts, alleged acts or omissions of Seller occurring prior to Closing under any federal labor or employment Laws or state Laws relating to or arising out of the employment relationship or the termination thereof, including, without limitation, any claims under the National Labor Relations Act, Fair Labor Standards Act, Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, and the Civil Rights Act of 1866 and 1970 or relating to any of the Plans;

     (ix) Any liabilities or obligations in respect of any actions, suits or proceedings, or possible claims, whether such actions, suits, proceedings or possible claims are currently pending, threatened, contingent or otherwise, in any way relating to the conduct of the business and operations of the Business prior to the Closing Date, including any such matters disclosed on Schedule 2.1.9 and without regard to whether any such actions, suits or proceedings are described on Schedule 2.1.9;

     (x) Any and all divisional intergroup or intercompany payables and other liabilities of the Business to Seller or any of its Affiliates;

     (xi) Any liabilities or obligations of Seller for borrowed money or evidenced by bonds, debentures, notes, drafts or similar instruments; and

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     (xii) Any and all costs, expenses, liabilities or obligations incurred by
     Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein.

     1.6   Closing Date Deliveries.

     (a) On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

     (i)   the Bill of Sale, Assignment and Assumption Agreement;

     (ii) the Transition Agreement, including provision for consulting firm acceptable to Purchaser to assist with the assignment and/or novation of Material Agreements;

     (iii) the License;

     (iv) all of the other documents, instruments and opinions required to be delivered by Seller pursuant to Section 4.1, including, but not limited to documentation releasing any liens held by HFTP Investment L.L.C. on Assets; and

     (v) any and all consents assignments to the extent available and obtained prior to the Closing Date.

     (b) On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

     (i) One million five hundred thousand dollars ($1,500,000), payable by wire transfer of immediately available funds to an account designated by Seller;

     (ii)  the Note;

     (iii) the Bill of Sale, Assignment and Assumption Agreement;

     (iv)  the Transition Agreement;

     (v)   the License; and

     (vi) all of the other documents and instruments required to be delivered by Purchaser pursuant to Section 4.2.

     1.7   Post Closing Adjustment.

     (a) As promptly as practicable (but not later than the Closing Date), Purchaser and Seller shall reasonably agree upon a balance sheet of the Business as of the Closing Date, in accordance with GAAP consistently applied, and (ii) the Closing Date Working Capital.

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     (b)   Adjustment and Payment. In the event that the Closing Date Working
Capital is less than $900,000 or more than $1,000,000 (the "Baseline"), the Purchase Price shall be adjusted on a dollar-for-dollar basis by an amount equal to the difference between the Baseline and the Closing Date Working Capital (the "Adjustment Amount"). The Adjustment Amount, if any, shall be paid accordingly either by Seller to Purchaser, or by Purchaser to Seller, by adjustment of the principal amount of the Note.

     1.8 Further Assurances. On the Closing Date, Seller shall (i) deliver to Purchaser such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all the right, title and interest of Seller in, to or under all of the Assets, and (ii) take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Assets. From time to time following the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated hereunder. Notwithstanding anything in this Section 1.8 to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Assets if an attempted assignment thereof without the consent of a third party thereto or Governmental Authority would constitute a breach thereof or a violation of applicable Law. If any such consent shall not be obtained or if any attempted assignment would be ineffective, Seller shall cooperate to the extent permitted by Law with the Purchaser in any other reasonable arrangement designed to provide to Purchaser the benefits of any such license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment.

     1.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 1.9. The parties to this Agreement agree that such allocation is a fair and reasonable allocation of the Purchase Price, and the parties to this Agreement shall file all applicable tax returns and reports (including IRS Form 8594 issued pursuant to Section 1060 of the Code) in accordance with and based upon such allocation, and shall not take any position in any tax return or report, or any tax proceeding or audit that is inconsistent with such allocation.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof as follows:

     2.1.1 Corporate Status.

     (a) Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Seller is duly qualified and in good standing as a foreign corporation duly authorized

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to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

     (b) Authorization. Seller has full corporate power and authority, and has received the approval of the Board of Directors, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The other agreements and instruments to be executed by Seller in connection with this Agreement, when executed and delivered by Seller, will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     2.1.2 Conflicts, Consents.

     (a) Conflicts. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby in the manner contemplated hereby, will not (x) result in the creation of any Lien upon any of the Assets; or (y) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Seller, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which Seller is a party or by which Seller or its properties may be bound, or (iii) any Law applicable to Seller or the Business.

     (b) Consents. Except as set forth in Schedule 2.1.2, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any Governmental Authority or third Person is required to be obtained by Seller (whether under applicable Law, pursuant to agreements to which Seller is a party, or otherwise) in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby in the manner contemplated hereby.

     2.1.3 Personal Property. Schedule 2.1.3 sets forth a true and correct list of all material machinery, equipment and other items of tangible personal property which the Purchaser and Seller have agreed are included in the Assets (other than inventory).

     2.1.4 Accounts Receivable. Schedule 2.1.4 contains a true and complete aging of all accounts receivable arising out of or relating to the Business as of March 31, 2003.

     2.1.5 Intellectual Property.

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     (a)   Schedule 2.1.5 sets forth a true and correct list of all Acquired
Intellectual Property owned by Seller that either is registered by or for Seller or with respect to which Seller has sought registration with any Governmental Authority.

     (b) All Acquired Intellectual Property is freely transferable by Seller to Purchaser free of any Liens. All Acquired Intellectual Property is valid, enforceable, and in full force and effect, and, to Seller's knowledge,

     (i) all maintenance fees, annuities, affidavits, and renewals due through the Closing Date with respect thereto have been paid or filed; and

     (ii) there is no information that would, or that any other Person has asserted that would, cause any of the Acquired Intellectual Property to be invalid or unenforceable.

     (c) No notice has been received by Seller that any Acquired Intellectual Property infringes or otherwise violates any Intellectual Property rights of any other Person.

     (d) There are no actions or proceedings pending or, to Seller's knowledge, threatened challenging the validity, enforceability, use or ownership of any Acquired Intellectual Property and no Person is infringing or otherwise violating any Acquired Intellectual Property.

     (e) To Seller's knowledge, the Acquired Intellectual Property constitutes all the Intellectual Property necessary for the Purchaser to carry on the Business without infringing the Intellectual Property of any other Person.

     2.1.6 Sufficiency of Assets. Seller has the ablilty to transfer all of the Assets free and clear of all Liens other than Permitted Liens, and agrees to provide Purchaser at or before the Closing with sufficient documentation releasing any liens held by HFTP Investment L.L.C. on Assets.

     2.1.7 Absence of Certain Changes. Except as set forth in Schedule 2.1.7, since March 15, 2003, Seller has not, with respect to the Business:

     (a) mortgaged, pledged or subjected to any Lien any of the Assets, except for Permitted Liens;

     (b) acquired or disposed of any material assets or properties (except inventory in the ordinary course of business consistent with past practice), or entered into any agreement or other arrangements for any such acquisition or disposition, or entered into or amended or terminated any Material Agreement;

     (c) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the properties or assets of the Business that could reasonably be expected to have a Material Adverse Effect;

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     (d)    suffered any strike or other labor trouble materially affecting the
Business or its operations;

     (e) suffered or experienced any change in relations with or loss of any employees or customers that could reasonably be expected to have a Material Adverse Effect;

     (f) changed any pricing practices (other than in the ordinary course consistent with past practices) or any method of accounting or accounting practice or policy of Seller;

     (g) conducted its business other than in the ordinary course consistent with past practice, except as required by this Agreement;

     (h) settled or compromised any claim, suit or cause of action involving more than $10,000;

     (i) materially altered its collection practices with respect to accounts receivable, including any practice which has had the effect of accelerating the recording and billing of accounts receivable;

     (j) materially altered its payment practices with respect to accounts payable, including any practice which has had the effect of delaying the payment of expenses and other reserves in connection with the business and accounts of Seller;

     (k) made any capital expenditures or commitments therefore outside the ordinary course of business in excess of $10,000; or

     (l)    agreed to do any of the foregoing.

     2.1.8 Insurance. The Business and Assets are insured under the various policies of general liability and other forms of insurance. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policies has been received by Seller.

     2.1.9 Litigation. Except as set forth on Schedule 2.1.9., there is no action, suit, proceeding, claim, arbitration, grievance, or investigation pending or, to the knowledge of Seller, threatened against or affecting the Business or the Assets, or which would prevent or hinder or delay the consummation of the transactions contemplated hereby, nor is Seller aware of any basis for any such action, suit, proceeding, claim, arbitration, grievance or investigation which would have a Material Adverse Effect or which would prevent or hinder or delay the consummation of the transactions contemplated hereby.

     2.1.10 No Judgments or Orders. Seller is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any Governmental Authority or any other party either enjoining it in respect of any business practice or the conduct of business in any area or the acquisition of any property or which otherwise has or could have a Material Adverse Effect.

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     2.1.11 Compliance with Laws, Permits.

     (a) Compliance with Laws. Seller is not in violation of any Laws applicable to the Business or the Assets, the violation of which would have a Material Adverse Effect. Except as set forth on Schedule 2.1.11, Seller has not received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with any such Law and to the best of Seller's knowledge, there are no presently existing circumstances that are reasonably likely to result in violations of any such Laws, which could, in any one case or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (b) Permits. All material permits, governmental licenses, orders, registrations, and other approvals of all Governmental Authorities with respect to the conduct of the Business have been obtained by Seller and are in full force and effect, and there has been neither any violation, suspension or cancellation thereof nor, to Seller's knowledge, any basis for any such claim.

     2.1.12 Labor Matters. There has been no material work stoppage or slowdown or other material labor difficulties relating to the Business. Seller is not a party to any collective bargaining agreement with any labor union or similar organization relating to the Business, nor does Seller know of any such organization which represents or claims to represent any of employees of the Business or is currently seeking to represent or organize the employees of the Business.

     2.1.13 Questionable Payments. Neither Seller nor, to Seller's knowledge, any of its directors, officers, agents, employees or other persons associated with or acting on behalf of Seller has with respect to the Business (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets,
(d) made any false or fictitious entries on the books of account of Seller, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other material payment, favor or gift related to the assets or operations of the Business that is illegal.

     2.1.14 Brokers, Finders. Seller has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.

     2.1.15 Disclosure. This Agreement, the schedules hereto and the certificates and other documents furnished by Seller to the Purchaser pursuant hereto, taken as a whole, do not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date hereof as follows:

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     2.2.1 Corporate Status. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Purchaser is duly qualified and in good standing as and duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a material adverse effect on the business or operations of Purchaser.


     2.2.2 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms. The other agreements and instruments to be executed by Purchaser in connection with this Agreement, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     2.2.3 Conflicts, Consents.

     (a) Conflicts. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent, notice or other action under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or (iii) any Law applicable to Purchaser.

     (b) Consents. No consent, approval, authorization, permit, order, filing, registration or qualification of or with any Governmental Authority or third Person is required to be obtained by Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

     2.2.4 Litigation. There is no action, suit, proceeding, claim, arbitration, grievance, or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser which would prevent or hinder or delay the consummation of the transactions contemplated hereby, nor is Purchaser aware of any basis for any such action, suit, proceeding, claim, arbitration, grievance, or investigation which would prevent or hinder or delay the consummation of the transactions contemplated hereby.

     2.2.5 Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

     2.2.6 Estimated Purchase Price. Purchaser has a reasonable belief that it has the financial ability to deliver to Seller the balance of the Estimated Purchase Price at the Closing.

                                   ARTICLE 3.
                                CERTAIN COVENANTS

     3.1 Access and Information. Prior to the Closing, Seller will with respect to the Business (i) give to the Purchaser and its representatives full access to Seller's properties, books, records, contracts and commitments relating to the Business upon reasonable notice during normal business hours, in a manner so as not to interfere with Seller's normal business operations, (ii) furnish all such information and documents relating to the Assets and the Business as the Purchaser may reasonably request, including, without limitation, all financial information relating to the Business, (iii) allow the Purchaser to discuss matters relating to the Business with Seller's outside auditors, attorneys and such other representatives for Seller as are reasonably requested by the Purchaser, and (iv) permit such other reasonable investigations, valuations or testing (including environmental investigations and testing) as may be deemed reasonably necessary by Purchaser, subject to reasonable indemnification by Purchaser and, in each case, at Purchaser's sole cost and expense.

     3.2 Conduct of Business. From the date hereof to the Closing, Seller will with respect to the Business (a) conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, (b) subject to hazards, catastrophes and other circumstances beyond Seller's reasonable control, maintain and keep the Assets in such repair, working order and condition as is sufficient for the operation of the Business in the ordinary course, (c) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) perform in all material respects all of its obligations under all material contracts and commitments applicable to the Business, (e) maintain and preserve the organizational structure of the Business intact, and maintain satisfactory relationships with officers, employees, suppliers, distributors and customers consistent with past practice, (f) maintain its books of account and records in the usual and regular manner, (g) comply in all material respects with all Laws applicable to it and to the conduct of the Business, (h) not make any material commitments or expenditures and not enter into any transaction with any Affiliate of Seller not consistent with past practice, (i) promptly advise the Purchaser in writing of any emergency or other change in the normal course of business or in the operations of its properties and of any governmental or any other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), (j) promptly advise the Purchaser of any material adverse change in the operations or financial condition of the Business, (k) collect its accounts receivable in the ordinary course of business consistent with past practice, (l) pay its accounts payable in the ordinary course of business consistent with past practice, (m) use its best efforts to insure that the representations and warranties contained in

Section 2.1 and elsewhere in this Agreement shall be true and correct as of the Closing Date and (n) not take any action described in Section 2.1.7.

       3.3 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees to use its best efforts (without obligation to make any payment to any third party except as expressly provided herein) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

       3.4 Consents and Approvals; Releases. Seller shall use its best efforts (without obligation to make any payment to any third party) promptly to obtain all consents and amendments from parties to the Material Agreements and from Governmental Authorities, which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement. Purchaser will cooperate (without the obligation to make any payment or concession to any third party) with Seller in obtaining such consents and approvals. The inability of Seller to obtain such consents and approvals within a reasonable time period for any reason, other than Purchaser's neglect or other fault on the part of Purchaser, shall be construed a breach of this Agreement by Seller, which shall be subject to the remedies available to Purchaser under the indemnification provisions of Section 6.1.

       3.5 Non-Compete. (a) Effective as of the Closing Date and continuing thereafter until the tenth anniversary of the Closing Date, neither Seller nor any Affiliate thereof shall, directly or indirectly, engage in or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of any Person engaged in, the business anywhere in the world of designing, manufacturing, producing, assembling, packaging, marketing, promoting, advertising, merchandising, distributing or selling Aircraft Communications Products, or products of similar form, fit and function to Aircraft Communications Products that may be used in other applications, such as land or sea based applications. Notwithstanding anything stated elsewhere, nothing shall preclude Seller nor any Affiliate thereof from selling or licensing any of its intellectual property or products derived therefrom to any party, for any purpose, with the exception that neither Seller nor any Affiliate thereof shall manufacture products that directly compete with the Aircraft Communications Products or products of similar form, fit and function to Aircraft Communications Products that may be used in other applications, such as land or sea based applications, currently or previously marketed, manufactured or sold by the Seller. Specifically, Seller may license any of its intellectual property to any manufacturer, including a manufacturer of Aircraft Communication Products, for inclusion in such products.

       (b) In addition to any other rights or remedies provided by this Agreement, the parties shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 3.5. The parties acknowledge and agree that money damages would be an inadequate remedy to compensate for the breach of this Section 3.5. The parties hereto intend all provisions of this
Section 3.5 to be enforced to the fullest extent permitted by applicable Law. If any provision or term of this Section 3.5 is held to be illegal, invalid, or unenforceable under present or future applicable Law of any jurisdiction, such provision shall be fully severable, and this Section 3.5 shall be construed and enforced in such jurisdiction as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force in such jurisdiction and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance. Without limiting the generality of the foregoing, if a Governmental Authority in any relevant jurisdiction should determine that any of the restrictions contained in this Section 3.5 are unreasonable in terms of scope, duration, geographic area or otherwise, such provision shall be reformed in such jurisdiction to the extent necessary such that such restriction shall be rendered enforceable to the fullest extent permitted by applicable Law.

       3.6 License Agreement. At Closing, Purchaser and Seller shall enter into a License Agreement, in customary form and substance (the "License"), providing for, among other things, (a) the grant to Purchaser of a long-term, royalty-bearing, non-exclusive license to certain intellectual property relating to noise cancellation/reduction and trademarks related thereto, limited to specific markets agreed to in the License, and (b) cooperation and assistance by Seller with respect to the development and implementation of new noise cancellation/reduction technologies under terms and for compensation agreed to in the License.

       3.7 Transition Agreement. At Closing, Purchaser and Seller shall enter into a Transition Agreement, in customary form and substance (the "Transition Agreement"), providing for, among other things, the supply by Seller of certain space, equipment and services to Purchaser, and the supply by Purchaser of certain services to Seller, during a reasonable period to be agreed upon following the Closing.

       3.8 Employee Matters. Seller shall be responsible and remain liable for any obligations and liabilities to employees of Seller, arising prior to the Closing Date; thereafter, Purchaser shall be responsible and remain liable for any obligations and liabilities to such employees. Purchaser agrees to offer employment to each employee of the Business, to recognize for purposes of eligibility and vesting under any Purchaser benefit plan or policy and for purposes of measuring service under any payroll practice (such as vacation, sick pay or severance) all service with Seller, and to waive any waiting period or pre-existing condition requirement with respect to any welfare plan. Each of Purchaser and Seller shall use its reasonable best efforts to retain its current employees necessary to ensure that the services contemplated by the Transition Agreement are provided by a reasonably skilled and experienced labor force.

       3.9 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder, and to obtain as promptly as possible all consents, authorizations, orders or approvals of any third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

       3.10 Tax Matters.

       (a) Seller and Purchaser shall (i) each provide the other with such assistance as may be reasonably requested by either of them in connection with the preparation of any tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit, examination, proceeding or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, both Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date; and

       (b) Notwithstanding any provision of state or local Law or this Agreement to the contrary, Seller will pay any sales, use, transfer, stamp, documentary or similar taxes and recording and filing fees (and file any tax returns relating to such taxes) applicable to the transactions contemplated by this Agreement, it being agreed that none of such payments shall be borne directly or indirectly by Purchaser.

       3.11 Transactional Tax Undertakings. The parties hereto shall cooperate to make any necessary filings with federal, state and local taxing authorities and to furnish any required supplemental information to any foreign, federal, state or local governmental or taxing authorities resulting from the consummation of the transaction contemplated by this Agreement.

       3.12 Property Taxes. Personal property taxes and assessments with respect to the Assets, if any, shall be prorated as of the Closing Date on the basis of the calendar year in which the Closing occurs, regardless of when such taxes become a lien or are payable. If the rate of any such taxes shall not be fixed prior to the Closing Date, the proration thereof at the Closing shall be upon the basis of the rate for the preceding calendar year applied to the latest assessed valuation, the same shall be appropriately and promptly adjusted, if necessary, between Seller and Purchaser when the rate is fixed for the calendar year during which the Closing occurs.

       3.13 Series C Preferred Stockholders. The parties acknowledge that the holders of Series C Preferred Stock of Seller have liens on the Assets, and that such such holders have agreed to release such liens provided that the Purchase Price is paid, to the satisfaction of the Series C Preferred Stockholder, into an account or accounts for which such holders have a validly perfected first priority lien on and security interest in. Accordingly, Purchaser agrees that it shall pay the Purchase Price, and Seller acknowledges and agrees that the Purchase Price shall be paid and delivered, into an account or accounts designated by Seller with respect to which a control or deposit security agreement or the like, for the benefit of the holders of Series C Preferred Stockholder, is in effect.

                                   ARTICLE 4.
                              CONDITIONS PRECEDENT

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

       4.1 Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

       4.1.1 Representations, Performance, etc. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered in connection herewith that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Seller that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement or in any other agreement, instrument or document contemplated hereby to be performed or complied with by Seller prior to or at the Closing Date. Seller shall have delivered to the Purchaser a certificate signed by an executive officer of Seller familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this Section 4.1.1.

       4.1.2 Certain Approvals, etc. All other consents and approvals from Governmental Authorities and third parties required to be obtained by the Seller to consummate the transactions contemplated hereby, including all such consents set forth on Schedule 2.1.2, shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Seller (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

       4.1.3 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any Governmental Authority of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any Governmental Authority or other Person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect.

       4.1.4 Transfer Documents. Seller shall have executed and delivered to Purchaser the following:

       (a)    a Bill of Sale, Assignment and Assumption Agreement;

       (b) an Assignment of Patents and Trademarks, in customary form and substance; and

       (c) such other assignment documents relating to the Material Agreements as are identified during due diligence.

       4.1.5 No Material Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change.

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

       4.1.6 License Agreement. Seller shall have executed and delivered to Purchaser the License.

       4.1.7 Transition Agreement. Seller shall have executed and delivered to Purchaser the Transition Agreement

       4.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

       4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in Section 2.2 that are not conditioned as to materiality shall be true and correct when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of Purchaser that are so qualified as to materiality shall be true and correct when made and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Purchaser shall have delivered to Seller a certificate of Purchaser signed by an officer of Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this Section 4.2.1.

       4.2.2 Transfer Documents. Purchaser shall have executed and delivered to Seller a Bill of Sale, Assignment and Assumption Agreement.

       4.2.3 Certain Approvals, etc. All consents and approvals from Governmental Authorities and third parties required to be obtained by Purchaser to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the transactions contemplated hereby.

       4.2.4 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any Governmental Authority of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any Governmental Authority or other Person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect.

       4.2.5 Purchase Price. Seller shall have received from Purchaser the Estimated Purchase Price as provided in Section 1.4.

       4.2.6 License Agreement. Purchaser shall have executed and delivered to Seller the License.

       4.2.7 Transition Agreement. Purchaser shall have executed and delivered to Seller the Transition Agreement.

                                   ARTICLE 5.
                                  TERMINATION

       5.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date upon the circumstances set forth in this Section 5.1, by delivery of written notice of such termination by the terminating party to the other party hereto. Notwithstanding the foregoing, this Agreement may not be terminated at any time prior to the Closing Date for any reasons other than those set forth in this Section 5.1.

       5.1.1 Termination by Seller. This Agreement may be terminated by Seller upon the happening of an occurrence or circumstance which will result in a failure to satisfy any of the conditions set forth in Section 4.2, and the Purchaser shall have failed to satisfy such a condition within twenty (20) days after prompt written notice by Seller.

       5.1.2 Termination by Purchaser. This Agreement may be terminated by the Purchaser upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in Section 4.1, and Seller shall have failed to satisfy such a condition within twenty (20) days after prompt written notice by the Purchaser.

       5.1.3 Termination by Either Party. This Agreement may be terminated by either Purchaser or Seller if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to 5:00 p.m., Melville, New York, local time, April 15, 2003 (or such other date as may be mutually agreed to by the parties) through no fault of the terminating party.

       5.2 Effect of Termination. If this Agreement is terminated as permitted under Section 5.1, such termination shall be without liability of or to any party to this Agreement or any shareholder, partner, member, manager, director, officer, employee or agent of such party, except (i) that the provisions of Sections 5.2, 7.2 and 7.12 shall survive any such termination,
(ii) for any liability of any party who has caused such termination by breaching this Agreement, and (iii) for any liability with respect to breaches of contractual provisions that by their nature and terms survive termination of this Agreement.

                                   ARTICLE 6.
                                 INDEMNIFICATION

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

       6.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, members, managers, shareholders, agents, employees, other representatives, successors and assigns from and against any and all Loss and Expense suffered or incurred by it in connection with or arising from:

       (i) any breach by Seller of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

       (ii) any breach by Seller of any of its obligations or covenants contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

       (iii)  any Excluded Liabilities; and

       (iv) non-compliance by Seller with respect to any applicable bulk sales Laws;

provided, however, that (x) Seller shall be required to indemnify and hold harmless under Section 6.1(i) only to the extent that the aggregate amount of any and all Loss and Expense with respect thereto exceeds $5,000 (the "Threshold Limitation") at which time claims hereunder may be asserted for all Loss and Expense comprising the initial $5,000 and for all Loss and Expense in excess thereof and (y) the aggregate liability of Seller for Loss and Expense with respect to the indemnification contained in Section 6.1(i) shall not exceed the Purchase Price (the "Amount Limitation"). Neither the Threshold Limitation nor the Amount Limitation shall apply to the indemnification provided under Sections 6.1(ii), (iii) and (iv). The indemnification provided for in this Section 6.1 shall terminate twenty-four (24) months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.1 thereafter), provided, that the indemnification provided in Section 6.1(i) with respect to the representations and warranties under Sections 2.1.16 (Tax Matters) and
2.1.19 (Environmental) shall survive until thirty (30) days after the applicable statute of limitations (or any extension thereof) has expired and the indemnification provided in Sections 6.1(ii), (iii) and (iv) shall survive indefinitely (as the case may be, the "Survival Period"). Such indemnification obligation shall continue after the Closing Date, without regard to any investigation made at any time by Purchaser, as to any Loss or Expense of which Purchaser or its Affiliates, successors or assigns has notified Seller in accordance with the requirements of Section 6.3 on or prior to the expiration of the applicable Survival Period in accordance with this Section 6.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 6, and Seller shall have reimbursed Purchaser, its Affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this Article 6.

       6.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless Seller and its respective Affiliates and their respective officers, directors, members, managers, shareholders, agents, employees, other representatives, successors and assigns from and against any and all Loss and Expense incurred by them in connection with or arising from:

   (i) any breach by Purchaser of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

   (ii) any breach by Purchaser of any of its obligations or covenants in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto); and

   (iii)  the Assumed Liabilities;

provided, however, that Purchaser shall be required to indemnify and hold harmless under Section 6.2(i) only to the extent that the aggregate amount of any and all Loss and Expense with respect thereto exceeds $5,000, at which time claims hereunder may be asserted for all claims comprising the $5,000 threshold, as well as for claims in excess of the initial $5,000. The foregoing indemnification shall terminate twenty-four (24) months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.2 thereafter), provided, that the indemnification contained in Sections 6.2(ii) and (iii) shall survive without termination. Such indemnification obligation shall continue, without regard to any investigation made at any time by Seller after the Closing Date, as to any Loss or Expense of which Seller or its Affiliates, successors, or assigns has notified Purchaser in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this Article 6, and Purchaser shall have reimbursed Seller, its Affiliates, successors, or assigns for the full amount of such Loss and Expense in accordance with this Article 6.

   6.3    Notice of Claims.

   (a) If Purchaser or Seller believes that any of the persons indemnified under this Article 6 has suffered or incurred any Loss or incurred any Expense, Purchaser or Seller shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify, except to the extent its rights hereunder are materially prejudiced. If any action at Law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 6, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

   (b) The indemnifying party shall have thirty (30) days after receipt of the notice of a claim to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend and contest such action or suit in any manner the indemnified person reasonably deems appropriate; provided, however, that the indemnified persons shall not consent to the entry of any judgment, or into any settlement of such claim without the prior written consent of the indemnifying party, not to be unreasonably withheld or delayed. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified party's prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such action or suit, (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person, or permit the issuance of an injunction or other equitable relief against the indemnified persons, (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article 6 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefore by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 6 unless otherwise agreed by the parties.

                                   ARTICLE 7.
                                  MISCELLANEOUS

   7.1 Survival. Notwithstanding any otherwise applicable statute of limitations, all agreements, covenants, representations and warranties of Purchaser and Seller in this Agreement and in any other agreement, instrument or document delivered in connection herewith shall survive the Closing in accordance with their terms. Seller and Purchaser agree that the indemnification provisions set forth in Article 6 are the exclusive post closing remedies with respect to the liability of Seller or Purchaser for the breach or inaccuracy of a representation or warranty or the breach of any covenant in this Agreement or in any agreement or instrument contemplated hereby, provided, however, that nothing herein shall preclude either party from seeking an equitable remedy or bringing an action for fraud or intentional misrepresentation.

   7.2 Expenses. Except as otherwise provided herein, Purchaser and Seller shall assume and bear their own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including investment bankers', attorneys' and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated.

   7.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties (which

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consent shall not be unreasonably withheld) and any attempt to assign this
Agreement without such consent shall be void and of no effect, provided, however, that Purchaser may assign all of its rights and obligations under this Agreement to one or more wholly-owned subsidiaries or Affiliates of Purchaser so long as Purchaser unconditionally guarantees the performance of such subsidiaries or Affiliate in a form reasonably acceptable to Seller. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

   7.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

   7.5 Access After Closing. Each party shall retain for a period of six (6) years following Closing all books and records within its possession or control which it is permitted hereby to retain and which relate to the operation and conduct of the Business prior to Closing. Each party shall provide to the other party and its representatives reasonable access during normal business hours to copies of all such books and records upon request by the other party hereto.

   7.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

   To Seller:

          Andrea Electronics Corporation
          45 Melville Park Road
          Melville, New York 11747
          Attention:  Thomas W. McClay
          Facsimile Number: 631-719-1898

   To Purchaser:

          Meyer, Meyer, Metli, Keneally
          28 Manor Road
          Smithtown, New York 11787
          Attention: Terence X. Meyer
          Facsimile Number: 631-265-4534

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   7.7    Public Announcement. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, the parties shall agree in advance as to the contents of any press release with respect to the transactions contemplated by this Agreement issued through the time of Closing.

   7.8 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   7.9 Entire Agreement. This Agreement (including the Schedules and Exhibits) and any further agreements entered into by Purchaser and Seller at the Closing constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   7.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

   7.11   Severability. If any term or provision of this Agreement (including
Section 3.5 ) is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   7.12 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources and, following the Closing, Purchaser shall have no obligation to treat in confidence documents, materials and other information so long as Purchaser's use of such information is related to the ongoing operation of the Business.

   7.13 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge that the Seller shall be entitled to deliver to Purchaser its Schedules to this Agreement at any

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time prior to close of business on April 3, 2003, and that delivery of such
Schedules shall be deemed to be a delivery of such Schedules on and as of the date hereof.

   7.14 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this Section 7.14:

   (a) "Acquired Intellectual Property" means any and all Intellectual Property owned by or licensed to Seller or any Affiliate thereof and used or necessary or held for use in connection with the design, manufacture, production, assembly, packaging, promotion, advertisement, merchandising, marketing, distribution and sale of Aircraft Communication Products, including, without limitation, all Intellectual Property set forth in Schedule 2.1.5 attached hereto, the name Andrea, as used with Andrea Systems and in the name Andrea Radio Corporation, but specifically excluding Seller's noise reduction technologies which are the subject of the License and the use of the name Andrea in any manner other than with Andrea Systems and in Andrea Radio Corporation.

   (b)    "Adjustment Amount" shall have the meaning set forth in Section 1.7
(c).

   (c) "Affiliate" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

   (d) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

   (e) "Aircraft Communication Products" means communication systems and related components designed for use in, or in connection with avionics applications, including, without the intention to limit, intercoms, amplifiers, electronic control boxes and panels, wiring harnesses, speakers and vox systems, but specifically excluding Sellers noise reduction technologies which are the subject of the License.

   (f)    "Assets" shall have the meaning set forth in Section 1.1.

   (g)    "Assumed Liabilities" shall have the meaning set forth in Section 1.5.

   (h)    "Baseline" shall have the meaning set forth in Section 1.7(c).

   (i) "Business" shall have the meaning set forth on page 1 of this Agreement.

   (j)    "Closing" shall have the meaning set forth in Section 1.3.

   (k)    "Closing Date" shall have the meaning set forth in Section 1.3.

   (l) "Closing Date Working Capital" means the amount determined as of the Closing by subtracting the current liabilities of the Business included in the Assumed Liabilities from the current assets of Sellers included in the Assets, all as reflected on the Closing Balance Sheet.

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   (m)    "Deposit" shall have the meaning set forth in Section 1.4.

   (n)    "Estimated Purchase Price" shall have the meaning set forth in Section
1.4.

   (o)    "Excluded Liabilities" shall have the meaning set forth in Section
1.5.

   (p) "Expense" means reasonable attorneys and accountants fees and expenses, court costs and all other reasonable out-of-pocket expenses, including expenses of investigation.

   (q)    "GAAP" shall mean generally accepted accounting principles.

   (r) "Governmental Authority" means any agency, department, court or other administrative, legislative or regulatory authority of any federal, state or local governmental body.

   (s)    "Intellectual Property" means all United States and non-United States:
(i) patents and patent applications whether or not patents are issued on such applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (ii) registered and unregistered trade names, trade dress, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; (iii) copyrights and copyright registrations (and applications for the same) and works of original authorship (whether or not the copyright has been registered); (iv) trade secrets, know how, formulae, patterns, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (v) inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (vi) any computer software program source code, object code, data and documentation; and
(vii) all other intellectual property rights and goodwill associated therewith.

   (t) "Laws" means any federal, state, foreign, supranational or local law, statute, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Authority.

   (u)    "License" shall have the meaning set forth in Section 3.6.

   (v) "Liens" means, with respect to any assets or properties (whether real, personal or mixed or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of Law or otherwise.

   (w) "Loss" means liabilities, losses, claims, costs or damages, but excluding loss of profits or other consequential damages.

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   (x)    "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect on the properties, assets (tangible and intangible), prospects, liabilities or financial condition or results of operations of the Business. To the extent that "Material Adverse Effect" or "Material Adverse Change" shall be deemed to have a monetary value, it shall be deemed an amount in excess of $______ individually or $______ in the aggregate.

   (y) "Material Agreements" shall mean all contracts, franchises, agreements, plans, leases and licenses described in Schedule 1.5.

   (z) "Melville Facility" means the approximately 40,000 square foot facility that is located at 45 Melville Park Road, Melville, New York and houses Seller's production operations, research and development activities, sales, administrative and executive offices.

   (aa) "Melville Lease" shall mean that certain lease, dated April 6, 1998, between Seller and Reckson Operating Partnership, L.P. with respect to the Melville Facility.

   (bb) "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (iv) deposits, which in the aggregate are not material, to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases (other than financing leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) with respect to real property easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business consistent with past practice which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Business; (vi) such imperfections or irregularities of title and encumbrances, if any, as are not substantial in character, amount or extent so as to materially detract from the value or interfere with the present use of the Melville Facility affected thereby or otherwise materially impair present business operations, and (vii) those liens or encumbrances described on Schedule 7.14 attached hereto

   (cc) "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

   (dd) "Plan" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization and other medical, life and other insurance pension or retirement, profit sharing, stock appreciation rights, supplemental unemployment, layoff, consulting, fringe benefit including, but not limited to, vacation, paid holidays, personal leave, or any similar plan, program, agreement, arrangement, payroll procedure, policy or understanding (other than arrangements involving the timing of

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payment of wages) sponsored, maintained or contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, whether or not subject to the Laws of a country or jurisdiction other than the United States, for the benefit of any current or former employee, director, or independent contractor of the Business, whether foreign or domestic and whether formal or informal and whether legally binding or not with respect to which Seller or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

   (ee)   "Purchase Price" shall have the meaning set forth in Section 1.4.

   (ff) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

   (gg)   "Seller" shall have the meaning set forth on page 1 of this Agreement.

   (hh)   "Transition Agreement" shall have the meaning set forth in Section 3.7

   (ii)   "Survival Period" shall have the meaning set forth in Section 6.1.

   7.15 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of New York, without giving effect to the conflict of Laws rules thereof. Seller and Purchaser hereby consent to the jurisdiction of any State or Federal court located within the State of New York and each irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts, and each hereby waives any objection which each may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                ANDREA ELECTRONICS CORPORATION


                                By: /s/ Thomas W. McClay
                                    --------------------------------------------
                                Name: Thomas W. McClay
                                Title: Senior Vice President and General Counsel


                                ANDREA SYSTEMS, LLC

                                By: /s/ Terrance X. Meyer
                                    --------------------------------------------
                                Name: Terrance X. Meyer
                                Title: Member

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